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                                                                     EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]

February 10, 2000

Abgenix, Inc.
7601 Dumbarton Circle
Fremont, California 94555

Ladies and Gentlemen:

    You have requested our opinion with respect to certain matters in connection with the filing by Abgenix, Inc. (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering an underwritten public offering of up to 3,450,000 shares of common stock, including (i) 2,484,000 shares to be sold by the Company (the "Company Shares"), 324,000 shares of which are allocated for the underwriters' over-allotment option, and (ii) 966,000 shares to be sold by a certain selling stockholder (the "Selling Stockholder Shares"), 126,000 shares of which are allocated for the underwriters' over-allotment option (collectively, the "Common Stock").

    In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus included therein, the Company's Amended and Restated Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the shares of the Common Stock will be sold by the underwriters at a price established by the Pricing Committee of the Company's Board of Directors.

    On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Selling Stockholder Shares are, and the Company Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be, validly issued, fully paid and non-assessable.

    We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:  /s/ PATRICK A. POHLEN
    --------------------------

Patrick A. Pohlen